Exhibit 5.1
September 4, 2007
National Retail Properties, Inc.
450 South Orange Avenue
Suite 900
Orlando, Florida 32801
Ladies and Gentlemen:
     We have acted as counsel to National Retail Properties, Inc., a Maryland corporation (the “Company”), in connection with the filing of a prospectus supplement to the prospectus contained in the registration statement on Form S-3 (No. 333-132095), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), on February 28, 2006 (the “Registration Statement”). The prospectus supplement and the prospectus together are hereinafter referred to as the “Prospectus.” The Prospectus relates to the issuance and sale by the Company of up to $250,000,000 of its 6.875% Notes due 2017 (the “Notes”), pursuant to the terms of an underwriting agreement, dated September 10, 2007, by and among the Company and Banc of America Securities LLC and Wachovia Capital Markets, LLC, as representatives of the several underwriters named therein (the “Underwriting Agreement”).
     For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to examination of copies of the following (each, a “Document,” and collectively, the “Documents”):
(i)	the First Amended and Restated Articles of Incorporation of the Company (the “Articles of Incorporation”) as certified by the Maryland State Department of Assessments and Taxation on September 5, 2007 and as certified to us by the Executive Vice President, General Counsel and Secretary of the Company as of the date hereof;

(ii)	the Third Amended and Restated Bylaws, as amended (the “Bylaws”), of the Company as certified to us by the Executive Vice President, General Counsel and Secretary of the Company as of the date hereof;

(iii)	resolutions of the Board of Directors of the Company (the “Board”) adopted by unanimous written consent of the Board on February 23, 2006 and resolutions of the Pricing Committee of the Board of Directors of the Company adopted by unanimous written consent on September 4, 2007, in each case as certified to us

National Retail Properties, Inc.
September 4, 2007

by the Executive Vice President, General Counsel and Secretary of the Company as of the date hereof;
(iv)	the Indenture, dated March 25, 1998, entered into by the Company and U.S. Bank National Association (successor trustee to Wachovia Bank, National Association, which succeeded First Union National Bank) (the “Indenture”);

(v)	the Eighth Supplemental Indenture, to be dated as of September 10, 2007, to be entered into by the Company and U.S. Bank National Association (the “Supplemental Indenture”);

(vi)	the Registration Statement;

(vii)	the Prospectus;

(viii)	an executed copy of the Underwriting Agreement; and

(ix)	a certificate of the Executive Vice President, General Counsel and Secretary of the Company dated as of the date hereof.
     Based upon the foregoing and subject to the assumptions, qualifications, limitations, and exceptions set forth below, we are of the opinion that:
     1. The Indenture represents a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) the enforceability of forum selection clauses in federal courts.
     2. The Supplemental Indenture, when duly executed and delivered by the parties thereto, will represent a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) the enforceability of forum selection clauses in federal courts.
     3. When issued, authenticated and delivered pursuant to the Indenture and the Supplemental Indenture, the Notes will represent valid and legally binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a

National Retail Properties, Inc.
September 4, 2007

proceeding in equity or at law) and (c) the enforceability of forum selection clauses in federal courts.
     For purposes of this opinion, we have not reviewed any documents other than the Documents. In particular, we have not reviewed any document (other than the Documents) that is referred to in or incorporated by reference into any Document reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.
     In connection with this opinion, we have considered such matters of law and fact as we, in our professional judgment, have deemed necessary or appropriate to render the opinions contained herein. In rendering this opinion letter, we have assumed without independent investigation: (i) that each entity (other than the Company) that is a party to any Document is, and has been at all times relevant to this opinion, duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which each is formed or organized; (ii) the due authorization, execution and delivery of each Document by each of the parties thereto (other than the Company); (iii) the completeness of all Documents; (iv) the genuineness of all signatures; (v) the legal capacity of all individuals who have executed any of the Documents; (vi) the authenticity of all Documents submitted to us as originals; (vii) the conformity to the original documents of all Documents submitted to us as certified, photostatic, reproduced, facsimile or conformed copies of valid existing agreements; (viii) the authenticity of all such latter Documents; and (ix) that the statements regarding matters of fact in any of the Documents that we have examined are accurate and complete. We have further assumed that there are no oral or written modifications or amendments to any of the Documents, and that the executed versions of the Documents are identical to any unexecuted forms or versions that we may have reviewed.
     Our opinions expressed above are limited in all respects and for all purposes to the laws of the State of Maryland (excluding the securities laws and blue sky laws of the State of Maryland), and we express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Maryland laws and rules, regulations and orders thereunder that are currently in effect. In rendering the opinions set forth herein, we express no opinion concerning (i) the creation, attachment, perfection or priority of any security interest, lien or other encumbrance, or (ii) the nature or validity of title to any property. The opinions set forth in this letter are limited to the matters and the transaction expressly addressed herein and no opinion is to be implied or may be inferred beyond the opinions expressly stated in this letter.
     We express no opinion as to the enforceability of any provisions contained in the Indenture, the Supplemental Indenture or the Notes that constitute waivers that are prohibited by law prior to default.

National Retail Properties, Inc.
September 4, 2007

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus Supplement under the caption “Legal Matters.” The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Act, or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,
/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP

PILLSBURY WINTHROP SHAW PITTMAN LLP